Exhibit 3 (iii)

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

eGAIN COMMUNICATIONS CORPORATION

eGain Communications Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 19, 1997 under the name of Parsec Communications Corporation.

SECOND: The Amendment of the Certificate of Incorporation of the Corporation in the form set forth in the following resolution has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the stockholders and directors of the Corporation:

RESOLVED, that Article I of the Certificate of Incorporation as presently in effect be, and the same hereby is, amended and restated to read in its entirety as follows:

“The name of this corporation is eGAIN CORPORATION (the “Corporation”).”

THIRD: The Certificate of Amendment of the Certificate of Incorporation so adopted reads in full as set forth above and is hereby incorporated herein by this reference. All other provisions of the Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer this 9th day of November, 2012.

eGAIN COMMUNICATIONS CORPORATION

By	/s/ Ashutosh Roy
Ashutosh Roy Chief Executive Officer